Capital World Bond Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 03/31/10
File number 811-05104

77C.           The Board of Directors of Capital World Bond Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the Capital World Bond Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Lee A. Ault III	328,513,048	7,947,970
William H. Baribault	328,549,715	7,911,303
Mark H. Dalzell	328,575,273	7,885,745
James G. Ellis	328,577,288	7,883,730
Martin Fenton	328,541,940	7,919,078
Leonard R. Fuller	328,537,438	7,923,580
Paul G. Haaga, Jr.	328,570,026	7,890,992
W. Scott Hedrick	328,521,803	7,939,215
R. Clark Hooper	328,518,397	7,942,621
Merit E. Janow	328,531,553	7,929,465
Laurel B. Mitchell	328,566,519	7,894,499
Frank M. Sanchez	328,562,664	7,898,354
Margaret Spellings	328,552,985	7,908,033
Steadman Upham	328,537,088	7,923,930

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
245,229,620	5,693,411	85,537,987

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	244,736,167	6,249,986	85,474,865
3b.	244,483,467	6,392,760	85,584,791
3c.	244,873,228	5,908,490	85,679,300
3d.	244,328,645	6,514,889	85,617,484
3e.	244,271,738	6,565,614	85,623,666
3f.	245,006,336	5,755,481	85,699,201
3g.	243,797,465	6,664,877	85,998,676

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
242,683,465	7,948,926	85,828,627

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
243,334,403	7,010,110	86,116,505

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
240,590,975	9,438,942	86,431,101

*Includes broker non-votes.